Exhibit 99.1

Methode Electronics, Inc. Reports Fiscal 2025 First Quarter Financial Results

•
Adjusted Pre-Tax Loss Better than Expected
•
Net Cash Provided by Operating Activities Up $16.5 Million
•
Guidance for Fiscal Years 2025 and 2026 Affirmed
•
Laura Kowalchik Appointed Chief Financial Officer
•
Over $80 Million in Program Awards

Chicago, IL – September 5, 2024 – Methode Electronics, Inc. (NYSE: MEI), a leading global supplier of custom-engineered solutions for user interface, LED lighting and power distribution applications, today announced financial results for the first quarter of fiscal 2025 ended July 27, 2024.

Fiscal First Quarter 2025 Highlights

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Net sales were $258.5 million
•
Electric and hybrid vehicle applications were 18% of net sales
•
Pre-tax loss was $13.1 million; Adjusted pre-tax loss was $9.1 million
•
Tax expense of $5.2 million primarily due to an increase in valuation allowance for U.S deferred tax assets
•
Net loss was $18.3 million, or $0.52 per diluted share
•
Adjusted net loss was $10.9 million, or $0.31 per diluted share
•
Net cash provided by operating activities was $10.9 million, up from ($5.6) million in the prior year

The company announced on August 28, 2024, that Laura Kowalchik was appointed Chief Financial Officer (CFO), effective October 1, 2024. Ms. Kowalchik will succeed David Rawden, who has served as Interim CFO since July 12, 2024.

Management Comments

President and Chief Executive Officer Jon DeGaynor said, “Our sales in the quarter were on track with our expectations, while our adjusted pre-tax loss was better than our expectations. We continue to navigate a challenging transition from our legacy programs to the launching of a multitude of new programs. Our bookings remained solid, and our EV activity rebounded from our previous quarter.”

Mr. DeGaynor added, “Several of our key markets, including automotive and commercial vehicles, are experiencing well-publicized headwinds. However, we are maintaining our previous fiscal 2025 guidance based on the current forecasts from our customer base. Lastly, we continue to have an acute focus on our balance sheet and cash generation, including an improvement of over $16 million in net cash from operations in the quarter.”

Mr. DeGaynor concluded, “Looking forward, Methode is on a journey to transform its business while positioning it for long-term value creation. For now, our immediate focus is on executing program launches and taking swift actions to address execution and costs. As we succeed in those areas, our strategy will follow in due course. Just as important, we are systematically building an executive team including a new CFO and CPO to support the tackling of these challenges.”

Consolidated Fiscal First Quarter 2025 Financial Results

Methode's net sales were $258.5 million, compared to $289.7 million in the same quarter of fiscal 2024. The decrease was mainly driven by lower sales in Asia due to a previously disclosed automotive program roll-off and weakness in commercial vehicle lighting, partially offset by higher automotive sales in Europe. Excluding foreign currency translation, net sales were down 10.2% compared to the same quarter of fiscal 2024.

Loss from operations was $7.5 million, compared to income of $3.8 million in the same quarter of fiscal 2024. The decrease was primarily due to the lower sales volume and higher costs due to automotive program launches. Adjusted loss from operations, a non-GAAP financial measure, was $4.7 million, down from adjusted income of $5.3 million in the same quarter of fiscal 2024. The adjusted loss from operations excluded expenses of $2.2 million for transformation costs and $0.6 million in restructuring costs and asset impairment charges.

Net loss was $18.3 million or $0.52 per diluted share, compared to net income of $0.9 million or $0.02 per diluted share in the same quarter of fiscal 2024. The lower net income was primarily driven by lower income from operations, higher tax expense, and higher net interest expense. Adjusted net loss, a non-GAAP financial measure, was $10.9 million, or $0.31 per diluted share, compared to adjusted net income of $2.0 million or $0.06 per diluted share in the same quarter of fiscal 2024. The adjusted net loss excluded expenses of $4.3 million for a valuation allowance on deferred tax assets, $1.7 million for transformation costs, $0.9 million for a write-off of unamortized debt issuance costs, and $0.5 million in restructuring costs and asset impairment charges.

EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization of Intangibles), a non-GAAP financial measure, was $5.8 million, compared to $17.8 million in the same quarter of fiscal 2024. Adjusted EBITDA, a non-GAAP financial measure, was $9.8 million, compared to $19.3 million in the same quarter of fiscal 2024. The adjusted EBITDA excluded expenses of $2.2 million for transformation costs, $1.2 million for a write-off of unamortized debt issuance costs and $0.6 million for restructuring costs and asset impairment charges.

Debt was $296.0 million at the end of the quarter, compared to $330.9 million at the end of fiscal 2024. Net debt, a non-GAAP financial measure defined as debt less cash and cash equivalents, was $184.7 million, compared to $169.4 million at the end of fiscal 2024. The company was in compliance with all debt covenants at the end of the quarter.

Net cash provided by operating activities was $10.9 million for the quarter, compared to a negative $5.6 million in the same quarter of fiscal 2024. Free cash flow, a non-GAAP financial measure defined as net cash provided by operating activities less purchases of property, plant, and equipment, was a negative $2.7 million, compared to a negative $19.4 million in the same quarter of fiscal 2024.

The company purchased and retired 136,000 shares of stock for $1.6 million in the quarter. As of July 27, 2024, a total of 3,553,961 shares were purchased under the 2021 buyback authorization at a total cost of $134.6 million. The 2021 buyback authorization expired on June 14, 2024.

Segment Fiscal First Quarter 2025 Financial Results

Comparing the Automotive segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $134.8 million, down from $158.3 million. Net sales decreased by $23.5 million or 14.8% mainly due to lower volume in Asia. In Asia, the lower sales were mainly related to a previously disclosed EV lighting program roll-off. The lower sales were partially offset by higher volume in Europe driven by program ramp ups. Also contributing to the net sales decline was unfavorable foreign currency translation of $0.9 million.

•
Loss from operations was $5.7 million, or 4.2% of net sales, compared to $2.8 million or 1.8% of net sales in the prior year quarter, primarily due to the lower sales volume. The loss was also driven by higher costs due to automotive program launches.

Comparing the Industrial segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $111.5 million, down from $115.4 million. Net sales decreased by $3.9 million or 3.4% driven mainly by lower demand for lighting products in the commercial vehicle and off-road equipment markets, which was partially offset by higher sales of power distribution products for electric vehicles and data centers. Also contributing to the net sales decline was unfavorable foreign currency translation of $0.7 million.
•
Income from operations was $16.9 million, down from $24.2 million. Income from operations was 15.2% of net sales, down from 21.0% primarily due to legal fees related to Hetronic litigation with a former distributor and the lower net sales.

Comparing the Interface segment’s quarter to the same quarter of fiscal 2024,

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Net sales were $12.2 million, down from $15.2 million. The decrease was mainly due to lower volume of touch panels for appliances and transceivers for servers.
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Income from operations was $1.9 million, down from $2.9 million. Income from operations was 15.6% of net sales, down from 19.1%. Both decreases were mainly due to lower sales volume.

Guidance

For fiscal 2025, the company affirmed its expectation for net sales to be similar to fiscal 2024 and adjusted pre-tax income to be approaching breakeven. The company reiterated that adjusted pre-tax income for the second half of fiscal 2025 is expected to be significantly stronger than the first half. For fiscal 2026, the company affirmed its expectation for net sales to be greater than fiscal 2025 and pre-tax income to be positive and notably greater than fiscal 2025.

The guidance is subject to change due to a variety of factors including the successful launch of multiple new programs, the ultimate take rates on new EV programs, success and timing of cost recovery actions, inflation, global economic instability, supply chain disruptions, transformation and restructuring efforts, potential impairments and any acquisitions or divestitures.

Conference Call

The company will conduct a conference call and webcast to review financial and operational highlights led by its Chief Executive Officer, Jon DeGaynor, and Interim Chief Financial Officer, David Rawden, today at 10:00 a.m. CDT.

To participate in the conference call, please dial 888-506-0062 (domestic) or 973-528-0011 (international) at least five minutes prior to the start of the event. A simultaneous webcast can be accessed through the company’s website, www.methode.com, on the Investors page.

A replay of the teleconference will be available shortly after the call through September 19, 2024, by dialing 877-481-4010 and providing passcode 51071. A webcast replay will also be available on the company’s website, www.methode.com, on the Investors page.

About Methode Electronics, Inc.

Methode Electronics, Inc. (NYSE: MEI) is a leading global supplier of custom-engineered solutions with sales, engineering and manufacturing locations in North America, Europe, Middle East and Asia. We design, engineer, and produce mechatronic products for OEMs utilizing our broad range of technologies for user interface, LED lighting system, power distribution and sensor applications.

Our solutions are found in the end markets of transportation (including automotive, commercial vehicle, e-bike, aerospace, bus, and rail), cloud computing infrastructure, construction equipment, and consumer appliances. Our business is managed on a segment basis, with those segments being Automotive, Industrial, and Interface.

Non-GAAP Financial Measures

To supplement the company's financial statements presented in accordance with generally accepted accounting principles in the United States (“GAAP”), Methode uses Adjusted Net Income (Loss), Adjusted Earnings (Loss) Per Share, Adjusted Pre-Tax Income (Loss), Adjusted Income (Loss) from Operations, EBITDA, Adjusted EBITDA, Net Debt and Free Cash Flow as non-GAAP measures. Reconciliation to the nearest GAAP measures of all non-GAAP measures included in this press release can be found at the end of this release. Methode's definitions of these non-GAAP measures may differ from similarly titled measures used by others. These non-GAAP measures should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. The company believes that these non-GAAP measures are useful because they (i) provide both management and investors meaningful supplemental information regarding financial performance by excluding certain expenses and benefits that may not be indicative of recurring core business operating results, (ii) permit investors to view Methode's performance using the same tools that management uses to evaluate its past performance, reportable business segments and prospects for future performance, (iii) are commonly used by other companies in our industry and provide a comparison for investors to the company’s performance versus its competitors and (iv) otherwise provide supplemental information that may be useful to investors in evaluating Methode.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect, when made, our current views with respect to current events and financial performance. Such forward-looking statements are subject to many risks, uncertainties and factors relating to our operations and business environment, which may cause our actual results to be materially different from any future results, expressed or implied, by such forward-looking statements. All statements that address future operating, financial or business performance or our strategies or expectations are forward-looking statements. In some cases, you can identify these statements by forward-looking words such as “may,” “might,” “will,” “should,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “projects,” “potential,” “outlook” or “continue,” and other comparable terminology. Factors that could cause actual results to differ materially from these forward-looking statements include, but are not limited to, the following:

• Dependence on the automotive, commercial vehicle, and construction industries;

• Timing, quality and cost of new program launches;

• Changes in electric vehicle (“EV”) demand;

• Investment in programs prior to the recognition of revenue;

• Failure to attract and retain qualified personnel;

• Impact from production delays or cancelled orders;

• Impact from inflation;

• Dependence on the availability and price of materials;

• Dependence on a small number of large customers, including one large automotive customer;

• Dependence on our supply chain;

• Risks related to conducting global operations;

• Effects of potential catastrophic events or other business interruptions;

• Ability to withstand pricing pressures, including price reductions;

•
Potential impact of securities class action and other litigation;

• Ability to compete effectively;

• Our lengthy sales cycle;

• Risks relating to our use of requirements contracts;

• Potential work stoppages;

• Ability to successfully benefit from acquisitions and divestitures;

• Ability to manage our debt levels and comply with restrictions and covenants under our credit agreement;

• Interest rate changes and variable rate instruments;

• Timing and magnitude of costs associated with restructuring activities;

• Recognition of goodwill and other intangible asset impairment charges;

• Ability to remediate material weaknesses in our internal control over financial reporting;

• Currency fluctuations;

• Income tax rate fluctuations;

• Judgments related to accounting for tax positions;

• Ability to withstand business interruptions;

• Potential IT security threats or breaches;

• Ability to protect our intellectual property;

• Costs associated with environmental, health and safety regulations;

• International trade disputes resulting in tariffs and our ability to mitigate tariffs;

• Impact from climate change and related regulations; and

• Ability to avoid design or manufacturing defects.

Additional details and factors are discussed under the caption “Risk Factors” in our periodic reports filed with the Securities and Exchange Commission. New risks and uncertainties arise from time to time, and it is impossible for us to predict these events or how they may affect us. Any forward-looking statements made by us speak only as of the date on which they are made. We are under no obligation to, and expressly disclaim any obligation to, update or alter our forward-looking statements, whether as a result of new information, subsequent events or otherwise.

For Methode Electronics, Inc.

Robert K. Cherry

Vice President, Investor Relations

rcherry@methode.com

+1-708-457-4030

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited)

(in millions, except per-share data)

	Three Months Ended
	July 27, 2024	July 29, 2023
Net sales	$258.5	$289.7

Cost of products sold	213.9	235.7

Gross profit	44.6	54.0

Selling and administrative expenses	46.2	44.5
Amortization of intangibles	5.9	5.7

(Loss) income from operations	(7.5)	3.8

Interest expense, net	4.8	2.8
Other expense, net	0.8	—

Pre-tax (loss) income	(13.1)	1.0

Income tax expense	5.2	0.1
Net (loss) income	$(18.3)	$0.9

(Loss) income per share attributable to Methode:
Basic	$(0.52)	$0.03
Diluted	$(0.52)	$0.02

Cash dividends per share	$0.14	$0.14

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in millions, except share and per-share data)

	July 27, 2024	April 27, 2024
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$111.3	$161.5
Accounts receivable, net	248.6	262.6
Inventories	219.9	186.2
Income tax receivable	4.1	4.0
Prepaid expenses and other current assets	23.2	18.7
Assets held for sale	4.7	4.7
Total current assets	611.8	637.7
Long-term assets:
Property, plant and equipment, net	213.8	212.1
Goodwill	170.6	169.9
Other intangible assets, net	252.2	256.7
Operating lease right-of-use assets, net	25.4	26.7
Deferred tax assets	36.0	34.7
Pre-production costs	46.1	44.1
Other long-term assets	22.0	21.6
Total long-term assets	766.1	765.8
Total assets	$1,377.9	$1,403.5

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable	$161.1	$132.4
Accrued employee liabilities	36.3	38.0
Other accrued liabilities	46.5	46.0
Short-term operating lease liabilities	6.9	6.7
Short-term debt	0.2	0.2
Income tax payable	9.8	8.1
Total current liabilities	260.8	231.4
Long-term liabilities:
Long-term debt	295.8	330.7
Long-term operating lease liabilities	19.9	20.6
Long-term income tax payable	9.3	9.3
Other long-term liabilities	19.8	16.8
Deferred tax liabilities	27.9	28.7
Total long-term liabilities	372.7	406.1
Total liabilities	633.5	637.5
Shareholders' equity:
Common stock, $0.50 par value, 100,000,000 shares authorized, 36,591,684 shares and 36,650,909 shares issued as of July 27, 2024 and April 27, 2024, respectively	18.3	18.3
Additional paid-in capital	186.8	183.6
Accumulated other comprehensive loss	(36.3)	(36.7)
Treasury stock, 1,346,624 shares as of July 27, 2024 and April 27, 2024	(11.5)	(11.5)
Retained earnings	587.1	612.3
Total shareholders' equity	744.4	766.0
Total liabilities and shareholders' equity	$1,377.9	$1,403.5

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (unaudited)

(in millions)

	Three Months Ended
	July 27, 2024	July 29, 2023
Operating activities:
Net (loss) income	$(18.3)	$0.9
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization	14.1	14.0
Stock-based compensation expense	2.2	2.6
Change in cash surrender value of life insurance	(0.4)	0.6
Amortization of debt issuance costs	0.2	0.2
Partial write-off of unamortized debt issuance costs	1.2	—
Impairment of long-lived assets	0.3	0.6
Change in deferred income taxes	(0.5)	(0.5)
Other	0.7	—
Changes in operating assets and liabilities:
Accounts receivable	14.4	11.5
Inventories	(33.1)	(16.5)
Prepaid expenses and other assets	(5.8)	(2.3)
Accounts payable	32.4	(5.7)
Other liabilities	3.5	(11.0)
Net cash provided by (used in) operating activities	10.9	(5.6)

Investing activities:
Purchases of property, plant and equipment	(13.6)	(13.8)
Net cash used in investing activities	(13.6)	(13.8)

Financing activities:
Taxes paid related to net share settlement of equity awards	(0.5)	(3.8)
Repayments of finance leases	(0.1)	(0.1)
Debt issuance costs	(1.8)	—
Purchases of common stock	(1.6)	—
Cash dividends	(5.1)	(5.3)
Purchase of redeemable noncontrolling interest	—	(10.2)
Proceeds from borrowings	—	42.0
Repayments of borrowings	(39.1)	(10.1)
Net cash (used in) provided by financing activities	(48.2)	12.5
Effect of foreign currency exchange rate changes on cash and cash equivalents	0.7	(2.2)
Decrease in cash and cash equivalents	(50.2)	(9.1)
Cash and cash equivalents at beginning of the period	161.5	157.0
Cash and cash equivalents at end of the period	$111.3	$147.9

Supplemental cash flow information:
Cash paid during the period for:
Interest	$3.3	$3.0
Income taxes, net of refunds	$3.7	$2.2
Operating lease obligations	$2.3	$2.3

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions)

	Three Months Ended
	July 27, 2024	July 29, 2023
EBITDA:
Net (loss) income	$(18.3)	$0.9
Income tax expense	5.2	0.1
Interest expense, net	4.8	2.8
Amortization of intangibles	5.9	5.7
Depreciation	8.2	8.3
EBITDA	5.8	17.8
Acquisition costs	—	0.5
Acquisition-related costs - purchase accounting adjustments related to inventory	—	0.3
Transformation costs	2.2	—
Partial write-off of unamortized debt issuance costs	1.2	—
Restructuring and asset impairment charges	0.6	0.7
Adjusted EBITDA	$9.8	$19.3

	Three Months Ended
	July 27, 2024	July 29, 2023
Free Cash Flow:
Net cash provided by operating activities	$10.9	$(5.6)
Purchases of property, plant and equipment	(13.6)	(13.8)
Free cash flow	$(2.7)	$(19.4)

	July 27, 2024	April 27, 2024
Net Debt:
Short-term debt	$0.2	$0.2
Long-term debt	295.8	330.7
Total debt	296.0	330.9
Less: cash and cash equivalents	(111.3)	(161.5)
Net debt	$184.7	$169.4

METHODE ELECTRONICS, INC. AND SUBSIDIARIES

RECONCILIATION OF NON-GAAP MEASURES (unaudited)

(in millions, except per share data)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended July 27, 2024

	U.S. GAAP (as reported)	Acquisition costs	Purchase accounting adjustments related to inventory	Transformation costs	Partial write-off of unamortized debt issuance costs due to debt capacity reduction	Restructuring costs and asset impairment charges	Valuation allowance on deferred tax assets	Non-U.S. GAAP (adjusted)
(Loss) income from operations	$(7.5)	$—	$—	$2.2	$—	$0.6	$—	$(4.7)
Pre-tax (loss) income	$(13.1)	$—	$—	$2.2	$1.2	$0.6	$—	$(9.1)
Net (loss) income	$(18.3)	$—	$—	$1.7	$0.9	$0.5	$4.3	$(10.9)
Diluted (loss) income per share	$(0.52)	$—	$—	$0.05	$0.03	$0.01	$0.12	$(0.31)

Reconciliation of Non-GAAP Financial Measures for the Three Months Ended July 29, 2023

	U.S. GAAP (as reported)	Acquisition costs	Purchase accounting adjustments related to inventory	Transformation costs	Partial write-off of unamortized debt issuance costs due to debt capacity reduction	Restructuring costs and asset impairment charges	Valuation allowance on deferred tax assets	Non-U.S. GAAP (adjusted)
Income from operations	$3.8	$0.5	$0.3	$—	$—	$0.7	$—	$5.3
Pre-tax income	$1.0	$0.5	$0.3	$—	$—	$0.7	$—	$2.5
Net income	$0.9	$0.4	$0.2	$—	$—	$0.5	$—	$2.0
Diluted income per share	$0.02	$0.01	$0.01	$—	$—	$0.02	$—	$0.06